Exhibit 3.1
FORM OF 8% CONVERTIBLE PROMISSORY NOTE

THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED, SOLD TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE LAWS, (ii) OR RULE 144 UNDER THE SECURITIES ACT (OR ANY SIMILAR RULES UNDER THE SECURITIES ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (iii) AN OPINION OF COUNSEL, IF SUCH OPINION SHALL BE REASONABLY SATISFACTORY TO COUNSEL TO LEVEL BEAUTY GROUP, INC., THAT AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE LAW IS AVAILABLE.

8% CONVERTIBLE PROMISSORY NOTE

Original Principal Amount: U.S. $[•]	Issuance Date: [•], 2016
No. [____]	Charlotte, North Carolina

FOR VALUE RECEIVED, the undersigned, LEVEL BEAUTY GROUP, INC., a North Carolina corporation (the “Borrower”), hereby promises to pay to the order of [•] (the “Lender”), in lawful money of the United States of America, and in immediately payable funds, the principal amount of [•] Dollars ($[•]) on September 30, 2017 (the “Maturity Date”), together with interest on the unpaid principal balance hereof from the date of this Note at a rate of eight percent (8%) per annum, unless the principal amount shall have theretofore converted as set forth herein. This Note is one of a series of like Notes included in the Units being issued and sold by the Borrower in accordance with the terms and conditions of the Confidential Offering Documents for Accredited Investors dated September 12, 2016 including the Subscription Agreement (the "Subscription Agreement") dated [•], 2016 by and between the Borrower and the Lender (collectively, the "Offering Documents").

1.           Interest. The Borrower shall pay interest to the Lender on the unpaid outstanding principal balance owed to Lender hereunder at the rate of eight percent (8%) per annum, payable in arrears, on the Maturity Date. Interest shall be computed on the basis of a year of 360 days, for the actual number of days elapsed.

2.
Application of Payments. All payments received on account of this Note shall first be applied to the reduction of the unpaid principal balance of this Note. Payment of all amounts due hereunder shall be made at the address of the Lender as set forth herein.

3.           Payment of Note; Prepayment; No Security Interest. Upon the payment of all amounts due hereunder by the Borrower, whether at the Maturity Date or upon a Conversion (as hereinafter defined), the Lender shall promptly deliver the original of this Note to the Borrower, marked “cancelled.” From and after the date hereof, the Borrower shall have the option to prepay all or any portion of the principal balance and accrued but unpaid interest due under this Note, without premium or penalty, upon five (5) business days' notice to the Lender. The obligations represented by this Note are the unsecured general obligations of the Borrower.

4.           Conversion.

(a)           In the event of a firm commitment initial public offering of the Company's securities resulting in gross proceeds to the Company of at least $10,000,000 (the "Initial Public Offering") prior to July 1, 2017, on the closing date of the Initial Public Offering (the "IPO Closing Date"), the outstanding principal amount of this Note and all accrued interest due hereunder may be converted by Lender, in whole or in part (the "Conversion") into the shares (the “Conversion Shares”) of the Borrower’s common stock (the "Common Stock") at a conversion price (the “IPO Conversion Price”) equal to the lesser of: (i) 75% of the per share Initial Public Offering price of the Company’s Common Stock to be issued and sold in the Initial Public Offering; or (ii) the price equal to the quotient of $20,000,000 divided by the aggregate number of outstanding shares of the Company’s Common Stock as of immediately prior to the IPO Closing Date (assuming full conversion or exercise of all convertible and exercisable securities then outstanding other than the Notes), subject to adjustment as hereinafter set forth. If no Initial Public Offering occurs prior to July 1, 2017, the conversion price ("Fixed Conversion Price") will be $1.50 per share. The IPO Conversion Price and the Fixed Conversion Price are collectively referred to as the "Conversion Price".

(b)           The Borrower will provide the Lender with five (5) days prior notice of the IPO Closing Date together with a good faith estimate of the IPO Conversion Price. Any election to convert the principal and interest on the Note at the IPO Conversion Price will be made in writing and delivered to the Borrower at least three (3) days prior to the IPO Closing Date, and the Conversion shall take place concurrently with the IPO Closing at the IPO Conversion Price. If no Initial Public Offering shall have occurred prior to July 1, 2017 the Borrower shall promptly provide written notice to the Lender and the amounts due under this Note shall automatically become convertible at the Fixed Conversion Price.

(c)           Upon a Conversion, the Borrower shall issue and cause to be delivered with all reasonable dispatch to its transfer agent written instructions authorizing the issuance of the Conversion Shares in such name and in such amounts as the Lender may instruct in writing. Upon any Conversion of this Note in accordance with the terms hereof, any amounts due hereunder which are so converted shall be deemed paid in full and the Borrower shall have no further obligations to the Lender for such converted amounts. All Conversion Shares which may be issued upon conversion of the Note, will, upon issuance, be duly issued, fully paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof. Unless such shares shall have been registered under the Securities Act, the certificates representing the Conversion Shares shall bear the appropriate legend in accordance with the provisions of Rule 144 of the Securities Act and shall be subject to the "lock-up" agreement contemplated by the Subscription Agreement.

5.           Adjustment Provisions.

(a)           If the Borrower at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, the Conversion Price pursuant to Section 4 hereof in effect immediately prior to such subdivision will be proportionately reduced. If the Borrower at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price pursuant to Section 4 hereof in effect immediately prior to such combination will be proportionately increased.

(b)           Whenever the Conversion Price is adjusted as herein provided, the Borrower shall promptly, but no later than ten (10) days after any request by the Holder, cause a notice setting forth the adjusted Conversion Price, and, if requested, information describing the transactions giving rise to such adjustment(s), to be mailed to the Holder at its last address appearing in the records of the Borrower.

6.
Default. The occurrence of any one of the following events shall constitute an Event of Default upon notice thereof as hereinafter provided:

(a)           The non-payment, when due, of any principal or interest pursuant to this Note, and such failure continues unremedied for a period of ten (10) days after written or facsimile notice from Lender to the Borrower of such failure; or

(b)           The commencement against the Borrower of any proceeding relating to the Borrower under any bankruptcy, insolvency, adjustment of debt, receivership or liquidation law or statute or any jurisdiction, whether now or hereafter in effect, provided, however, that the commencement of such a proceeding shall not constitute an Event of Default unless the Borrower consents to the same or admits in writing the material allegations of same, or said proceeding shall remain undismissed for thirty (30) days; or the issuance of any order, judgment or decree for the appointment of a receiver or trustee for the Borrower or for all or a substantial part of the property of the Borrower, which order, judgment or decree remains undismissed for thirty (30) days; or a warrant of attachment, execution, or similar process shall be issued against any substantial part of the property of the Borrower.

Upon the occurrence of any Event of Default, the Lender may, by written notice to the Borrower, declare all or any portion of the unpaid principal amount due to Lender, together with all accrued interest thereon, immediately due and payable.

7.           Notices. Any notice, request, instruction, or other document required by the terms of this Note, or deemed by any of the parties hereto to be desirable, to be given to any other party hereto shall be in writing and shall be given by personal delivery, overnight delivery, mailed by registered or certified mail, postage prepaid, with return receipt requested to the addresses of the parties set forth below

If to the Borrower:                             4521 Sharon Road, Suite 450
Charlotte, NC 28211
Attention: President and Chief Financial Officer

If to the Lender:                                 to the address set forth in the Subscription Agreement

These addresses may be changed from time to time by a notice sent as aforesaid. If notice is given by personal delivery or overnight delivery in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time of such delivery provided a receipt is obtained from the recipient. If notice is given by mail in accordance with the provisions of this Section, such notice shall be conclusively deemed given upon receipt and delivery or refusal. If notice is given by facsimile transmission in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time of delivery if during business hours and if not during business hours, at the next business day after delivery, provided a confirmation is obtained by the sender.

8.           Governing Law. This Note shall be governed by and construed and interpreted in accordance with the laws of the State of North Carolina applicable to contracts made and to be performed entirely therein, without giving effect to the rules and conflicts of law. Any suit, action or proceeding arising out of or relating to this Note shall be brought in State Circuit Court or Federal District Court located in Mecklenburg County, North Carolina.

9.           Conformity with Law. It is the intention of the Borrower and of the Lender to conform strictly to applicable usury and similar laws. Accordingly, notwithstanding anything to the contrary in this Note, it is agreed that the aggregate of all charges which constitute interest under applicable usury and similar laws that are contract for, chargeable or receivable under or in respect of this Note, shall under no circumstances exceed the maximum amount of interest permitted by such laws, and any excess, whether occasioned by acceleration or maturity of this Note or otherwise, shall be canceled automatically, and if theretofore paid, shall be either refunded to the Borrower or credited on the principal amount of this Note.

10.           Entire Agreement; Amendment. This Note and the Offering Documents constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, whether oral or written, between the parties hereto with respect to the subject matter hereof. The holders of fifty-one percent (51%) of the then aggregate outstanding principal amount of all Notes issued and sold pursuant to the Offering Documents may amend any terms of this Note and such amendment shall be binding upon the Lender, its successors and assigns.

IN WITNESS WHEREOF, the Borrower has signed and sealed this Note and delivered as of the day and date first above written.

Level Beauty Group, Inc.

By: _______________________
      ______________
Its: _____________________

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